Exhibit 99.5

FIRST UNITED CORPORATION

BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials relating to the grant of non-transferable rights to purchase shares of common stock, par value $.01 per share (the “Common Stock”), of First United Corporation (the “Company”) as described in the Company’s prospectus dated [•], 20[•] (the “Prospectus”). Please carefully review the Prospectus before completing this form. The Company will not issue fractional shares in the offering, so you must own at least eight (8) shares as of the record date to purchase one new share in the offering.

I (we) hereby instruct you as follows:

(CHECK THE APPLICABLE BOXES AND PROVIDE ALL REQUIRED INFORMATION)

Box 1.	☐ Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

Box 2.	☐ Please EXERCISE RIGHTS for shares of Common Stock as set forth below:

A.	Number of Shares Being Purchased: ___________________________________

B.	Total Subscription Price Payment Required: $__________________________________

Basic Subscription Privilege

I exercise	____________ rights	x	0.125	=	______________
	(no. of your rights being exercised)		(shares per right)		(no. of new shares)

Therefore, I subscribe for	____________	x	$[•] per share		$_____________
	(no. of new shares)		(subscription price)		(amount for basic subscription shares)

Oversubscription Privilege

If you fully exercise your basic subscription privilege and wish to subscribe for additional shares up to the total number of unsubscribed shares, you may exercise your oversubscription privilege. The oversubscription privilege is subject to certain limitations described in the Prospectus. If sufficient shares of common stock are available, the Company will seek to honor the oversubscription requests in full. The Company reserves the right to accept or reject oversubscriptions for any reason. If oversubscription requests exceed the number of shares of common stock available for sale after purchases by all shareholders exercising their basic subscription privilege, then the Company will have discretion to allocate the available shares of common stock among shareholders who oversubscribed as the Company deems appropriate. When determining how to allocate such remaining shares, the Company may give priority to those oversubscription purchasers that it believes will develop future business relationships with it, refer business to it or purchase additional shares of its common stock on the open market after the closing of the offering.

I apply for:

_____________________	x	$[•] per share	=	$______________________
(no. of oversubscription shares subscribed for)		(subscription price)		(amount for oversubscription shares)

Box 3.	☐ Payment in the following amount is enclosed: $______________________________

(The total of the above Box 3 must equal the aggregate Subscription Price payment required for the shares purchased pursuant to the basic subscription privilege and oversubscription privilege)

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

•	irrevocably subscribe to purchase the number of shares of Common Stock indicated above upon the terms and conditions specified in the Prospectus; and

•	agree that if I (we) fail to pay for the shares of Common Stock I (we) have elected to purchase, the subscription will be invalid.

Name of beneficial owner(s) :

Signature of beneficial owner(s):

If you are signing in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent or officer of a corporation, or otherwise acting in a fiduciary or representative capacity, please provide the following information:

Name:

Capacity:

Address (including Zip Code):

Telephone Number:

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